Exhibit 99.1

[Applera Letterhead]

NOTICE OF REDEMPTION

TO THE HOLDERS OF

APPLERA CORPORATION — CELERA GROUP COMMON STOCK

NOTICE IS HEREBY GIVEN that, subject to the terms and conditions set forth in this Notice of Redemption, pursuant to Article IV, Section 2.4(d) of the Restated Certificate of Incorporation (the “Charter”) of Applera Corporation, a Delaware corporation (the “Company”), in connection with the Company’s proposed separation (the “Separation”) of its Celera Group (the “Celera Group”) from the Company’s remaining business, the Company has determined to redeem (the “Redemption”) each outstanding share of Applera Corporation — Celera Group common stock, par value $0.01 per share (the “Celera Group Common Stock”), in exchange for one share of common stock, par value $0.01 per share (the “Celera Corporation Common Stock”), of Celera Corporation, a newly-formed wholly owned subsidiary of the Company (“Celera”) that, prior to the Redemption, will hold all of the businesses, assets and liabilities attributed to the Celera Group.  Following the Redemption, Celera will be a separate, independent, publicly-traded company.

The Redemption will be effected at 12:01 a.m. on July 1, 2008, or such later date as determined in accordance with clause (3) of this paragraph (the “Redemption Date”), subject to satisfaction or waiver of the conditions to the Separation and the Redemption set forth or referred to in the separation agreement (the “Separation Agreement”) by and between the Company and Celera, dated May 8, 2008, including, without limitation:  (1) receipt of an opinion from counsel to the Company, satisfactory to the Company’s Board of Directors, regarding the tax consequences of the Separation and the Redemption; (2) the U.S. Securities and Exchange Commission (the “SEC”) declaring effective Celera’s Registration Statement on Form S-1 filed with the SEC in connection with the Separation and the Redemption (the “Registration Statement”) on or prior to June 15, 2008; provided, that if the Registration Statement is not declared effective by the SEC on or prior to June 15, 2008, the Redemption shall be effected at 12:01 a.m. on the first business day of the calendar month next succeeding the month in which the SEC has declared effective the Registration Statement on or prior to the 15th day of that month; (3) the Registration Statement not being subject to a stop order or proceedings to seek a stop order; and (4) there being no order, injunction, decree or other legal restraint or prohibition on the consummation of the Separation or the Redemption.

IF ANY CONDITION TO THE REDEMPTION SET FORTH IN THE SEPARATION AGREEMENT IS NOT SATISFIED OR WAIVED (IF PERMISSIBLE) BY THE REDEMPTION DATE, THE COMPANY SHALL ISSUE A PRESS RELEASE TO THAT EFFECT AND THIS NOTICE SHALL AUTOMATICALLY BE DEEMED RESCINDED AND OF NO FURTHER FORCE OR EFFECT WITHOUT ANY FURTHER ACTION OF THE COMPANY, AND ALL OUTSTANDING SHARES OF CELERA GROUP COMMON STOCK SHALL REMAIN OUTSTANDING AS IF THIS NOTICE OF REDEMPTION HAD NOT BEEN GIVEN.

SHARES OF CELERA GROUP COMMON STOCK MAY NOT BE SURRENDERED FOR REDEMPTION BEFORE THE REDEMPTION DATE.  DO NOT MAIL YOUR STOCK CERTIFICATES NOW.

A full description of the Separation, the Redemption and the Celera Corporation Common Stock will be mailed to you separately in a prospectus which forms part of the Registration Statement.  The descriptions of the Separation and the Redemption set forth in this Notice of Redemption are summaries only and are qualified in their entirety by the Separation Agreement, which will be filed with the SEC and will be available online via the SEC’s EDGAR electronic filing system at www.sec.gov.

Subject to satisfaction or waiver of the conditions to the Separation and the Redemption set forth in the Separation Agreement, on the Redemption Date, the Company shall, pursuant to Article IV, Section 2.4(d) of the Charter, redeem each share of Celera Group Common Stock in exchange for one share of Celera Corporation Common Stock, and each option to purchase shares of Celera Group Common Stock and each other security evidencing the right to receive shares of Celera Group Common Stock (the “Celera Equity-Linked Awards”) issued under stock incentive plans and outstanding on the Redemption Date will be converted into similar awards with respect to Celera Corporation Common Stock.  Prior to the Redemption Date, holders of Celera Equity-Linked Awards may convert, exchange, or exercise such awards, to the extent then convertible, exchangeable or exercisable, pursuant to the terms of the applicable equity incentive plan and/or award agreement and will be entitled to receive the number of shares of Celera Group Common Stock into which such

Celera Equity-Linked Awards are convertible, exchangeable, or exercisable.  Holders of record of Celera Group Common Stock at the close of business on the business day prior to the Redemption Date will become entitled to receive Celera Corporation Common Stock in the Redemption.  As of April 25, 2008, there were approximately (i) 79,956,200 shares of Celera Group Common Stock outstanding, and (ii) 7,665,650 Celera Equity-Linked Awards outstanding and held by directors, officers and employees of the Company.

From and after the Redemption Date, holders of Celera Group Common Stock will become holders of Celera Corporation Common Stock, and all of their rights as holders of Celera Group Common Stock, including the right to receive dividends on such shares (subject to Article IV, Section 2.4(f)(ix) of the Company’s Charter), shall cease, except for the right to receive shares of Celera Corporation Common Stock in exchange for the shares of Celera Group Common Stock.

SHARES OF CELERA GROUP COMMON STOCK MAY NOT BE SURRENDERED FOR REDEMPTION BEFORE THE REDEMPTION DATE.  DO NOT MAIL YOUR STOCK CERTIFICATES NOW.  If the conditions to the Separation and the Redemption set forth and referred to in the Separation Agreement are satisfied or waived (to the extent permitted by applicable law), on the Redemption Date, holders of record of Celera Group Common Stock at the close of business on the business day prior to the Redemption Date will receive a letter of transmittal and other related materials for exchanging their shares of Celera Group Common Stock for shares of Celera Corporation Common Stock.

A copy of this Notice of Redemption is being sent to all holders of record of shares of Celera Group Common Stock as of the close of trading on the New York Stock Exchange on May 8, 2008.  In order to receive shares of Celera Corporation Common Stock in exchange for shares of Celera Group Common Stock, holders of Celera Group Common Stock who hold physical certificates must present and surrender such certificates, properly endorsed or assigned for transfer to, Computershare Trust Company, N.A., Celera’s transfer agent and the exchange agent for the Separation at:

250 Royall Street

Canton, MA 02021

Attn: Reorganization Department

For stockholders who own Celera Group Common Stock through a broker or other nominee, their shares of Celera Corporation Common Stock will be credited to their account by the broker or other nominee, provided such stockholders comply with the instructions provided to them by their broker or other nominee.

As part of the Separation and Redemption, Celera will be adopting a book-entry share transfer and registration system for shares of Celera Corporation Common Stock.  Instead of receiving physical share certificates, for every one share of Celera Group Common Stock outstanding on the Redemption Date, registered holders who currently hold certificates representing Celera Group Common Stock will receive one share of Celera Corporation Common Stock credited to book-entry accounts that will be established for them by Celera’s transfer agent.  For holders who already own Celera Group Common Stock in book-entry registered form on the Redemption Date, Celera’s transfer agent will credit their shares of Celera Corporation Common Stock to book-entry accounts established to hold such shares.

After the Separation and Redemption, Celera’s transfer agent will mail an account statement to each registered holder stating the number of shares of Celera Corporation Common Stock credited to such holder’s account. After the distribution, holders may request that their shares of stock be transferred to a brokerage or other account at any time. For stockholders who own Celera Group Common Stock through a broker or other nominee, their shares of stock will be credited to their account by the broker or other nominee.

If you have any questions with respect to the Redemption, please contact the exchange agent, Computershare Trust Company, N.A., at (800) 575-2879.  If you have any questions about the Separation, please contact the Company’s information agent, Morrow & Co., LLC, at (800) 662-5200.  Beginning on the Redemption Date, letters of transmittal will also be available from the information agent.

Date: May 9, 2008

APPLERA CORPORATION